Exhibit 99.2

CFO Commentary - First Quarter 2018 Preliminary Financial Results

The following metrics and commentary are provided by management and should be reviewed in conjunction with our first quarter 2018 preliminary financial results press release, available on the Investor Relations section of our website at http://investors.infinera.com.
First Quarter 2018 Preliminary Financial Results
GAAP

(In millions, except per share amounts and percentages)	Q1'18	Q4'17	Q1'17	Q/Q Change	Y/Y Change
Revenue	$202.7	$195.8	$175.5	4%	15%
Product	171.6	160.5	147.0	7%	17%
Service	31.1	35.3	28.5	(12)%	9%
Gross margin %	40.5%	24.1%	36.5%	16.4pts	4.0pts
Research and development	58.7	55.2	55.1	6%	7%
Sales and marketing	30.5	29.4	29.4	4%	4%
General and administrative	17.8	17.1	17.4	4%	2%
Restructuring and other costs (credits)	(0.2)	16.1	—	(101)%	100%
Total operating expenses	$106.8	$117.8	$101.9	(9%)	5%
Operating margin %	(12.2)%	(36.0)%	(21.6)%	23.8pts	9.4pts
Net loss	$(26.3)	$(74.0)	$(40.5)	64%	35%
EPS	$(0.17)	$(0.50)	$(0.28)	$0.33	$0.11

Non-GAAP

(In millions, except per share amounts and percentages)	Q1'18	Q4'17	Q1'17	Q/Q Change	Y/Y Change
Revenue	$202.7	$195.8	$175.5	4%	15%
Product	171.6	160.5	147.0	7%	17%
Service	31.1	35.3	28.5	(12)%	9%
Gross margin %	43.7%	37.5%	40.3%	6.2pts	3.4pts
Research and development	54.3	51.4	51.0	6%	6%
Sales and marketing	26.0	25.6	25.0	2%	4%
General and administrative	15.1	14.7	14.8	3%	2%
Total operating expenses	$95.4	$91.7	$90.8	4%	5%
Operating margin %	(3.4)%	(9.3)%	(11.4)%	5.9pts	8.0pts
Net loss	$(7.2)	$(18.6)	$(21.7)	61%	67%
EPS	$(0.05)	$(0.12)	$(0.15)	$0.07	$0.10

This CFO Commentary contains non-GAAP financial measures. The reconciliation of the GAAP to non-GAAP financial measures can be found at the end of this document.
Q1’18 Overview
In the first quarter of 2018, we continued our recent trend of sequential revenue improvement in a quarter that is typically seasonally down in the industry. We delivered revenue at the high end of our guidance, and gross margin and EPS above our guidance ranges, stemming primarily from continued growth in ICE4 product sales.

Revenue:
In the first quarter of 2018, we continued to see strong growth from our ICE4 products, driven largely by significant growth in our cable vertical and by ongoing strength from Internet Content Providers (“ICPs”). Growth of ICE4 products was the key reason our first quarter revenue of $202.7 million exceeded the midpoint of our guidance range of $195 million to $205 million. In the first quarter, ICE4 products comprised nearly 30% of product revenue versus nearly 20% of product revenue in the fourth quarter of 2017. In particular, cable customers ramped up purchases of our XT-3300, while ICPs continued to purchase Cloud Xpress 2 (“CX2”) and ramped up spending on the XT-3300.

In the first quarter, services revenue of $31.1 million was down 12% sequentially due to lower deployment revenue, as is typical in the first quarter of the year, along with the negative impacts from our adoption of the new revenue recognition standard (“ASC 606”). We continued to see expansion of our installed base of customers, which should help us to steadily grow our on-going maintenance service revenue over time.

The impact of our adoption of ASC 606 in the first quarter of 2018 resulted in overall revenue being approximately $3 million lower than it would have been under the previous revenue recognition standard. We estimate the impact of this accounting transition will be $1 million to $2 million per quarter for the remainder of 2018.

Our top five customers consisted of a cable operator, a domestic Tier-1, two ICPs and a wholesale and enterprise carrier. Our two greater than 10% of revenue customers in the first quarter of 2018 were a cable operator and a domestic Tier-1.

Geographies
North America (64% of total revenue):

•
Our strong growth in North America (25% sequential, 29% year-over-year) in the first quarter of 2018 was largely driven by growth in our cable vertical, which grew more than 100% both sequentially and year-over-year largely due to significant spending from one key customer. We expect this customer to continue its significant network buildout in the second quarter of 2018. As expected in the quarter, revenue from our Tier-1, Tier-2 and wholesale verticals (collectively, referred to in this document as “Service Providers”), was moderately lower due to typical softness in early year spending. Spend from our largest Tier-1 customer continued to be subdued, as a result of its merger activity. We continue to believe that our new products position us well for growth in North America.

International (36% of total revenue):

•
EMEA (29% of total revenue): We were pleased with our first quarter results in EMEA, with year-over-year growth of 3% driven by growth from our new ICE4 and XTM II products. In the quarter, we benefitted from one of our largest ICP customers continuing to invest in data center expansion in the region. As is typical, we also experienced seasonally lower spend from our Service Provider customers in the region. Looking ahead, we believe our new products will drive opportunities to win new customers and new deals with existing customers in EMEA.

•
APAC (5% of total revenue): Coming off of a very strong fourth quarter of 2017, revenue in the first quarter of 2018 in APAC was lower primarily due to typical first quarter seasonality and ordering patterns from our largest customer in the region. We continue to see APAC as a potential growth region going forward, with encouraging signals that our new products will enable new multi-year opportunities, particularly in subsea and long-haul.

•
Other Americas (LATAM) (3% of total revenue): In the first quarter, our LATAM business continued to be weak. In particular, spending from one of our key customers in the region continued to be hindered by challenging political conditions. In 2018, we continue to believe that our new products will enable new opportunities in this region.

Customer Verticals

•
Cable was our highest growth vertical in the first quarter of 2018, with greater than 100% growth both sequentially and year-over-year. Growth was driven primarily by our largest customer in the quarter, which continued to invest in a substantial network build. We expect revenue from our largest European metro customers, which were subdued in the first quarter, to improve in the second quarter. In line with historical precedent, we expect revenue from our cable vertical will be heavily weighted towards the first half of the year.

•
Service Providers were weaker in the first quarter of 2018, as is typical in the first quarter due to industry seasonality. Despite it being a down quarter, we are very encouraged by the interest in our new ICE4 and XTM II products. We believe these products will be compelling to our Service Provider customers and should drive incremental revenue as the year goes on.

•
ICP results were solid in the first quarter of 2018, although down slightly sequentially. Our ICE4-based CX2 and XT-3300 products continue to be key drivers in this vertical as ICPs have been amongst the first adopters of our ICE4 products.

Gross Margin (GAAP 40.5%; Non-GAAP 43.7%)

•
Our gross margin on a GAAP basis improved significantly on a sequential basis as we incurred a significant amount of restructuring-related expenses in the fourth quarter of 2017, which were significantly smaller in the first quarter of 2018. In addition, our GAAP gross margin improved due to a strong product mix towards our new products and decreasing impact from both the high costs related to early production runs of our ICE4 units and the negative impacts of commercial deals to transition certain customers to our new products.

•
Our gross margin on a non-GAAP basis was stronger than expected, with results coming in higher than our guidance range of 38% to 42%. The improvement in gross margin was due primarily to lower margin footprint deals being delayed until the second quarter of 2018 and the benefits of the continued mix shift to our new products. As a reminder, footprint deals, and more broadly deals to win new customers, typically carry lower margins initially but enable opportunities for higher margin capacity fill and revenue expansion in the future. Given the delay in certain footprint deals, this will have a negative impact on projected margins in the second quarter of 2018.

Operating Expenses (GAAP $106.8 million; Non-GAAP $95.4 million)

•
Our GAAP operating expenses declined on a sequential basis as we incurred significant restructuring expenses in the fourth quarter of 2017 while restructuring charges in the first quarter of 2018 were substantially lower. We also started to realize benefits from our modified cost structure.

•
Our non-GAAP operating expenses came in largely as expected relative to our guidance range of $93 million to $97 million. In the quarter, we continued to make investments to bring our new products to market. We also continued to execute on the restructuring plan that was announced in the fourth quarter of 2017 and expect operating expenses to steadily decline over the course of 2018.

Operating Margin (GAAP (12.2)%; Non-GAAP (3.4)%)

•	Our operating margin on a GAAP basis improved significantly on a sequential basis due to higher revenue and gross margin along with lower operating expenses.

•
Our operating margin on a non-GAAP basis was significantly better than our guidance of (8%). This favorable outcome was a result of the combination of better than expected revenue, largely driven by sales of our new products and improved gross margin. We expect to continue to make progress towards achieving positive operating margin during the second half of 2018.

Earnings per Share (GAAP $(0.17); Non-GAAP $(0.05))

•	EPS on a GAAP basis improved significantly due to higher revenue and gross margin along with lower operating expenses.

•	EPS on a non-GAAP basis was better than our midpoint guidance of ($0.11) primarily due to higher revenue and gross margin.

Balance Sheet and Cash Flow

(In millions)	Q1'18	Q4'17	Q1'17
Cash, investments & restricted cash, net of debt principal of $150 million	$138.3	$150.1	$208.7
Accounts receivable	$161.5	$126.2	$124.3
Inventory	$215.9	$214.7	$233.9
Cash from operations	$(14.1)	$(1.0)	$3.0
Capital expenditures	$8.0	$7.8	$14.7

•
Cash, investments and restricted cash, net of debt principal of $150 million, declined $11.8 million from the prior quarter. This decrease was driven by our operating loss, an unfavorable change in net working capital primarily due to an increase in accounts receivable, and capital expenditures. This decline was partially offset by $10.6 million in proceeds from our Employee Stock Purchase Plan.

•
Net accounts receivable was up $35.3 million from the prior quarter primarily driven by our revenue being back-end loaded, which is typical in the first quarter as customers take time to finalize their budgets early in the year.

•
Net inventory grew $1.2 million from the prior quarter as we continue to balance building our inventory of new products to meet anticipated customer demand, with rationalizing our inventory levels of previous generation products.

•
Cash from operations in the first quarter of 2018 was negative $14.1 million, as net loss and negative working capital changes consumed cash. The back-end loaded quarter drove accounts receivable higher, while accounts payable was a source of cash.

•	Capital Expenditures were $8.0 million as we continued to actively manage spending to conserve cash.

Forward-Looking Statements
This CFO Commentary and related conference call contain certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statements include, without limitation, our expectations concerning our overall business strategy, market conditions and growth opportunities; expectations regarding revenue, gross margin, operating expenses and operating margin; expectations regarding opportunities in APAC, EMEA and LATAM; views on our customer verticals; expectations regarding new products; views on our product and customer mix; and overall future prospects. Forward-looking statements can also be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. These statements are based on information available to us as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, delays in the development and introduction of new products or updates to existing products and market acceptance of these products; fluctuations in demand, sales cycles and prices for products and services, including discounts given in response to competitive pricing pressures, as well as the timing of purchases by our key customers; the effect that changes in product pricing or mix, and/or increases in component costs could have on our gross margin; the effects of increased customer consolidation; our ability to respond to rapid technological changes; aggressive business tactics by our competitors; our reliance on single and limited source suppliers; our ability to adequately respond to demand as a result of the restructuring plan; our ability to protect our intellectual property; claims by others that we infringe their intellectual property; the effect of global macroeconomic conditions on our business; war, terrorism, public health issues, natural disasters and other circumstances that could disrupt the supply, delivery or demand of our products; and other risks and uncertainties detailed in our SEC filings from time to time. More information on potential factors that may impact our business are set forth in our Annual Report on Form 10-K for the year ended on December 30, 2017 as filed with the SEC on February 28, 2018, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. We assume no obligation to, and do not currently intend to, update any such forward-looking statements.

Use of Non-GAAP Financial Information
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin, operating expenses, operating margin, net loss and EPS. To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated above, which exclude restructuring and other costs (credits), impairment of cost-method investment, non-cash stock-based compensation expenses, amortization of debt discount on our convertible senior notes, amortization and impairment of acquired intangible assets, acquisition-related costs, and certain purchase accounting adjustments related to our acquisition of Transmode AB, which closed during the third quarter of 2015, along with related tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss, basic and diluted net loss per share, gross margin or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations. For a description of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures, please see the section titled, “GAAP to Non-GAAP Reconciliations.”

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2018		December 30, 2017		April 1, 2017
Reconciliation of Gross Profit:
U.S. GAAP as reported	$82,168	40.5%	$47,286	24.1%	$64,056	36.5%
Stock-based compensation(1)	994		1,846		1,831
Amortization of acquired intangible assets(2)	5,341		5,169		4,880
Acquisition-related costs(3)	—		—		40
Restructuring and other costs(4)	17		19,141		$—
Non-GAAP as adjusted	$88,520	43.7%	$73,442	37.5%	$70,807	40.3%

Reconciliation of Operating Expenses:
U.S. GAAP as reported	$106,846		$117,793		$101,883
Stock-based compensation(1)	9,989		8,450		9,046
Amortization of acquired intangible assets(2)	1,607		1,555		1,468
Acquisition-related costs(3)	—		—		306
Restructuring and other costs (credits)(4)	(163)		16,106		—
Intangible asset impairment(5)	—		—		252
Non-GAAP as adjusted	$95,413		$91,682		$90,811

Reconciliation of Loss from Operations:
U.S. GAAP as reported	$(24,678)	(12.2)%	$(70,507)	(36.0)%	$(37,827)	(21.6)%
Stock-based compensation(1)	10,983		10,296		10,877
Amortization of acquired intangible assets(2)	6,948		6,724		6,348
Acquisition-related costs(3)	—		—		346
Restructuring and other costs (credits)(4)	(146)		35,247		—
Intangible asset impairment(5)	—		—		252
Non-GAAP as adjusted	$(6,893)	(3.4)%	$(18,240)	(9.3)%	$(20,004)	(11.4)%

Reconciliation of Net Loss:
U.S. GAAP as reported	$(26,280)		$(73,985)		$(40,451)
Stock-based compensation(1)	10,983		10,296		10,877
Amortization of acquired intangible assets(2)	6,948		6,724		6,348
Acquisition-related costs(3)	—		—		261
Restructuring and other costs (credits)(4)	(146)		35,247		—
Intangible asset impairment(5)	—		—		252
Amortization of debt discount(6)	2,779		2,710		2,514
Impairment of cost-method investment(7)	—		1,890		—
Income tax effects(8)	(1,529)		(1,479)		(1,474)
Non-GAAP as adjusted	$(7,245)		$(18,597)		$(21,673)

Net Loss per Common Share - Basic and Diluted:
U.S. GAAP as reported	$(0.17)		$(0.50)		$(0.28)
Non-GAAP as adjusted	$(0.05)		$(0.12)		$(0.15)
Weighted Average Shares Used in Computing Net Loss per Common Share - Basic and Diluted:
Weighted Average Shares Used in Computing Net Loss per Common Share - Basic and Diluted:	150,333		149,412		145,786
_____________________________

(1)
Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation effective January 1, 2006. The following table summarizes the effects of stock-based compensation related to employees and non-employees (in thousands):

	Three Months Ended
	March 31, 2018	December 30, 2017	April 1, 2017
Cost of revenue	$(122)	$728	$724
Research and development	4,324	3,841	3,780
Sales and marketing	2,898	2,264	2,726
General and administration	2,767	2,345	2,540
	9,867	9,178	9,770
Cost of revenue - amortization from balance sheet*	1,116	1,118	1,107
Total stock-based compensation expense	$10,983	$10,296	$10,877
 _____________________________

*	Stock-based compensation expense deferred to inventory and deferred inventory costs in prior periods and recognized in the current period.

(2)
Amortization of acquisition-related intangible assets consists of amortization of developed technology, trade names, and customer relationships acquired in connection with the Transmode acquisition. U.S. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, Infinera has excluded it from its non-GAAP operating expenses, gross margin and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of Infinera's underlying business performance.

(3)
Acquisition-related costs associated with the Transmode acquisition include legal, financial, employee retention costs and other professional fees incurred in connection with the transaction, including squeeze-out proceedings. These amounts have been adjusted in arriving at Infinera's non-GAAP results because management believes that these expenses are non-recurring, not indicative of ongoing operating performance and their exclusion provides a better indication of Infinera's underlying business performance.

(4)
Restructuring and other costs are related to Infinera's plan to restructure its worldwide operations, which was implemented during the fourth quarter of 2017. Management has excluded the impact of these charges in arriving at Infinera's non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of Infinera's underlying business performance.

(5)
Intangible asset impairment is associated with previously acquired intangibles, which Infinera has determined that the carrying value will not be recoverable. Management has excluded the impact of this charge in arriving at Infinera's non-GAAP results because it is non-recurring, and management believes that these expenses are not indicative of ongoing operating performance.

(6)
Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. Accordingly, for GAAP purposes, Infinera is required to amortize as debt discount an amount equal to the fair value of the conversion option that was recorded in equity as interest expense on its $150 million in aggregate principal amount of 1.75% convertible debt issuance in May 2013 over the term of the notes. Interest expense has been excluded from Infinera's non-GAAP results because management believes that this non-cash expense is not indicative of ongoing operating performance and provides a better indication of Infinera's underlying business performance.

(7)
The impairment of cost-method investment has been excluded in arriving at Infinera's non-GAAP results because it is non-recurring, and management believes that this non-cash expense is not indicative of ongoing operating performance.

(8)	The difference between the GAAP and non-GAAP tax is due to the net tax effects of the purchase accounting adjustments, acquisition-related costs and amortization of acquired intangible assets.